UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

SYNTROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5416 S. Yale Suite 400 Tulsa, Oklahoma	74135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2008, Syntroleum Corporation (“Syntroleum”) and Tyson Foods, Inc. (‘Tyson”) entered into a Warrant Agreement providing for the issuance of warrants to Tyson to purchase shares in Syntroleum in exchange for credit support relating to the obligations of Dynamic Fuels, LLC (“DF”).   Tyson and Syntroleum are each 50% owners of DF which has received approval from the State of Louisiana to issue up to $100,000,000 of certain Go-Zone revenue bonds originated by the Louisiana Public Facilities Authority (the “Bonds”).  Issuance of the Bonds is expected in the third quarter of 2008 and will require a letter of credit in the amount of $100,000,000 to guarantee DF’s obligations under the Bonds.

Syntroleum is currently in discussions with third parties to obtain the necessary credit support for its 50% share ($50,000,000) of such letter of credit.  Tyson has agreed under the terms of the Warrant Agreement to provide credit support for any portion of Syntroleum’s 50% share that Syntroleum is otherwise unable to obtain.  To the extent Tyson provides such credit support, it will receive warrants to purchase Syntroleum common stock at the rate of 0.16 shares for each dollar of credit support provided.  The exact amount of credit support provided by and warrants to be issued to Tyson, if any, will not be determined until DF authorizes the issuance of the Bonds.

When and if the warrants are issued under the Warrant Agreement, the exercise price will be $.01 per share.  Warrants are transferable by Tyson subject to a right of first offer in favor of Syntroleum.  Any warrants and the underlying shares will be issued to Tyson in an unregistered private transaction and will be subject to the terms of a registration rights agreement between the parties. The warrants will expire four years from issuance.

Item 3.02 Unregistered Sales of Equity Securities.

Incorporated herein by reference is the discussion under Item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION

Date: July 7, 2008

By: /s/ Karen L. Gallagher
Karen L. Gallagher
Senior Vice President, Principal Financial Officer

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